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                                                                      EXHIBIT 11


                ALL AMERICAN COMMUNICATIONS, INC. & SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)



                                                                                QUARTER ENDED MARCH 31,
                                                                              ---------------------------
                                                                               1996                 1995
                                                                              ------               ------
Weighted average number of common shares outstanding                          11,398                8,006

Assumed exercise of dilutive options and warrants under the
  treasury stock method based on average market price                            375                   --
                                                                           ---------             --------
Weighted average number of common shares and common share
Additional shares from assumed exercise of dilutive options    (B)            11,773                8,006
  and warrants under the treasury stock method based on
  ending market price                                                             67                   --
Weighted average assumed conversion of 6 1/2% Convertible
  Subordinated Notes due 2003                                                  5,011                5,217
                                                                           ---------             --------
Weighted average number of common shares and common share
  equivalents - fully diluted                                  (D)            16,851               13,223
                                                                           =========             ========
Computation of net income (loss) for per share purposes:
Net income (loss)                                              (A)         $   2,071             $   (895)
Add:  After tax reduction of interest expense for assumed
  conversion of 6-1/2% Convertible Subordinated Notes
  due 2003
                                                                                 583                  606
Net income (loss) for fully diluted per share computation      (C)         $   2,654             $   (289)
                                                                           =========             ========

Net earnings (loss) per share:
  Primary                                                   (A) / (B)      $    0.18             $  (0.11)
                                                                           =========             ========
  Fully diluted                                             (C) / (D)      $    0.16             $  (0.02)(1)
                                                                           =========             ========


(1) - Calculation for 1995 is antidilutive.